Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Announces First-Quarter 2013 Results

UAL Reports $325 Million First-Quarter 2013 Loss Excluding Special Charges;

$417 Million Loss Including Special Charges

CHICAGO, April 25, 2013 – United Airlines (NYSE:UAL) today reported a first-quarter 2013 net loss of $325 million, or $0.98 per share, excluding $92 million of special charges. Including special charges, UAL reported a first-quarter 2013 net loss of $417 million, or $1.26 per share.

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The company achieved its best first-quarter on-time performance in a decade, with 81.0 percent of mainline flights, including both domestic and international flights, arriving within 14 minutes of scheduled arrival time.

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UAL’s first-quarter 2013 consolidated passenger revenue increased 0.7 percent year-over-year on a consolidated capacity reduction of 4.9 percent. First-quarter consolidated passenger revenue per available seat mile (PRASM) increased 5.9 percent compared to the same period in 2012.

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First-quarter 2013 consolidated unit costs (CASM), holding fuel rate and profit sharing constant and excluding special charges and third-party business expense, increased 7.2 percent year-over-year on a consolidated capacity reduction of 4.9 percent. First-quarter 2013 consolidated CASM increased 6.5 percent year-over-year.

•	UAL ended the first quarter with $6.4 billion in unrestricted liquidity.

“Our co-workers pulled together in the first quarter to significantly improve our operational performance and customer service despite challenging weather and high load factors, and I want to thank them for their hard work,” said Jeff Smisek, chairman, president and chief executive officer. “Although this was a difficult quarter financially, I’m very proud of our team.”

First-Quarter Revenue and Capacity

For the first quarter of 2013, total revenue was $8.7 billion, an increase of 1.4 percent year-over-year. First-quarter consolidated passenger revenue increased 0.7 percent to $7.6 billion, compared to the same period in 2012.

UAL Announces First-Quarter 2013 Results / Page 2

Consolidated revenue passenger miles (RPMs) decreased 1.2 percent on a consolidated capacity (available seat miles) decrease of 4.9 percent year-over-year for the first quarter. First-quarter 2013 consolidated load factor was 81.1 percent, an increase of 3.0 points versus the first quarter of 2012.

First-quarter 2013 consolidated PRASM increased 5.9 percent compared to the same period in 2012. Consolidated yield for the first quarter of 2013 increased 1.9 percent year-over-year.

Mainline RPMs in the first quarter of 2013 decreased 1.6 percent on a mainline capacity decrease of 5.0 percent year-over-year, resulting in a first-quarter mainline load factor of 81.4 percent. Mainline yield for the first quarter of 2013 increased 1.3 percent compared to the same period in 2012. First-quarter 2013 mainline PRASM increased 5.0 percent year-over-year.

“We are encouraged by our unit revenue performance this quarter, and we are working hard to build on our overall revenue progress this year,” said Jim Compton, UAL’s vice chairman and chief revenue officer. “My co-workers’ continued focus on our operational performance and customer service directly contributed to our improved revenue results.”

Passenger revenue for the first quarter of 2013 and period-to-period comparisons of related statistics for UAL’s mainline and regional operations are as follows:

	1Q 2013 Passenger Revenue (millions)	Passenger Revenue vs. 1Q 2012	PRASM vs. 1Q 2012	Yield vs. 1Q 2012	Available Seat Miles vs. 1Q 2012

Domestic	$2,909	(1.1%)	3.6%	1.1%	(4.5%)

Atlantic	1,185	(0.3%)	11.0%	6.9%	(10.2%)
Pacific	1,143	4.0%	7.2%	0.7%	(3.0%)
Latin America	701	(3.4%)	(2.6%)	(5.6%)	(0.8%)

International	3,029	0.5%	6.5%	1.5%	(5.6%)

Mainline	5,938	(0.3%)	5.0%	1.3%	(5.0%)
Regional	1,621	4.3%	8.8%	2.9%	(4.1%)

Consolidated	$7,559	0.7%	5.9%	1.9%	(4.9%)

Year-over-year cargo and other revenue in the first quarter of 2013 increased 6.2 percent, or $68 million, to $1.2 billion.

First-Quarter Costs

First-quarter total operating expenses increased $112 million, or 1.3 percent, year-over-year. Third-party business expense was $121 million in the first quarter.

Consolidated and mainline CASM, excluding special charges and third-party business expense, increased 6.8 percent and 8.3 percent, respectively, in the first quarter of 2013 compared to the same period of 2012. First-quarter consolidated and mainline CASM, including special charges, increased 6.5 and 7.9 percent year-over-year, respectively.

UAL Announces First-Quarter 2013 Results / Page 3

In the first quarter, consolidated and mainline CASM, excluding special charges and third-party business expense and holding fuel rate and profit sharing constant, increased 7.2 percent and 8.6 percent, respectively, compared to the results for the same period in 2012.

“We are focused companywide on operating more efficiently. Moreover, we are building an infrastructure to achieve our return-on-invested-capital goals and generate long-term returns,” said John Rainey, UAL’s executive vice president and chief financial officer. “Our balance sheet is the healthiest it’s been in years, and that benefits everyone—co-workers, customers and investors.”

Liquidity, Cash Flow and Return on Invested Capital

UAL ended the quarter with $6.4 billion in unrestricted liquidity, including $1.0 billion of undrawn commitments under its new revolving credit facility. During the first quarter, the company generated $393 million of operating cash flow and had gross capital expenditures and purchase deposits of $526 million. The company made debt and capital lease principal payments of $1.3 billion in the first quarter, including $1.0 billion of prepayments. The company’s return on invested capital for the 12 months ended March 31, 2013, was 8.0 percent, below the company’s goal of 10 percent.

First-Quarter 2013 Events

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United Airlines achieved a U.S. Department of Transportation first-quarter domestic on-time arrival rate of 81.4 percent, exceeding 80 percent in each month of the quarter. For international flights, United recorded an on-time arrival rate of 79.7 percent for the quarter. The on-time arrival rates are based on flights arriving within 14 minutes of scheduled arrival time. This was the best first-quarter on-time performance for the carrier in a decade.

•	United co-workers earned cash incentive payments totaling $22 million for on-time performance during the first quarter.

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Co-workers earned $4.4 million for reaching the company’s customer-satisfaction target for the first quarter, as measured through online surveys of MileagePlus members flying United and United Express. United also awarded $125,000 to select employees of United and United Express for excellence in customer service as part of the company’s Outperform Recognition Program.

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United continued its comprehensive customer service training program for all customer-facing agents and flight attendants worldwide, and nearly 13,000 co-workers completed the training in the first quarter.

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During the first quarter, United replaced its $1.2 billion term loan due 2014 with a new $900 million term loan due 2019, and reduced the principal balance by $300 million in the process. Simultaneously, United entered into a new $1.0 billion revolving credit facility due 2018 that replaced the company’s $500 million undrawn revolving credit facility due 2015, bolstering the company’s unrestricted liquidity position.

UAL Announces First-Quarter 2013 Results / Page 4

•	The company pre-paid $400 million of its 9.875 percent Senior Secured Notes and $200 million of its 12.0 percent Senior Second Lien Notes during the first quarter.

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United broke ground on a new widebody aircraft maintenance hangar at Newark Liberty International Airport and is constructing a new maintenance hangar at Washington Dulles International Airport, boosting United’s maintenance capabilities on the East Coast. The company signed a 10-year lease extension on its Maintenance Operations Center at San Francisco International Airport, United’s largest maintenance facility.

•	United opened the airline’s new employee health clinic at Chicago O’Hare International Airport, offering convenient on-site health services to co-workers at no charge.

•	The company took delivery of six Boeing 737-900ERs and removed from service three Boeing 737-500s and two Boeing 757-200s.

•	The company reached an agreement to sell up to 30 Boeing 757-200 aircraft to FedEx.

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During the quarter, the company expanded its industry-leading global route network, launching new nonstop service to Nassau, Bahamas; Fort Lauderdale, Fla.; and Oklahoma City, Okla. United also added two new cities to its network, Fayetteville, N.C., and Thunder Bay, Ontario, Canada. The company announced future new nonstop markets, including the company’s first nonstop service to Dickinson, N.D., as well as additional service to Portland, Ore.; Austin, Texas; San Jose del Cabo, Mexico; Saskatoon, Saskatchewan, Canada; Anchorage, Alaska; Traverse City, Mich.; and Charleston, S.C. The airline also announced it will resume nonstop daily service from Chicago to San Juan, Puerto Rico.

•	United relaunched the Premier Access program offering customers access to expedited check-in and security checkpoint lanes along with priority boarding.

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United launched a new baggage delivery option, enabling customers to have their checked bags delivered directly to their final destinations and skip baggage claim upon arrival. The airline will expand the service to more than 190 domestic airports in the coming months.

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The company unveiled a new lounge standard at its United Club in Terminal 2 at Chicago O’Hare International Airport, the first to feature a new design that the airline will use when building and renovating lounges worldwide. The airline is investing more than $50 million to renovate many of its United Clubs, with three more United Clubs to be renovated this year.

UAL Announces First-Quarter 2013 Results / Page 5

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The carrier introduced its first reconfigured transcontinental “p.s.,” Premium Service, aircraft equipped with flat-bed seats, all-new interiors, personal on-demand entertainment, Wi-Fi connectivity, in-seat power and USB ports. United offers p.s. on all nonstop flights between New York Kennedy and both Los Angeles and San Francisco.

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The company ramped up installation of global satellite-based Wi-Fi on its mainline fleet and currently offers satellite-based Wi-Fi on 38 of its aircraft, becoming the first U.S.-based international carrier to offer customers the ability to stay connected while traveling on long-haul overseas routes.

•	United introduced a new application for Windows Phone 8 users. With the launch of the Windows app, United is now available on all mobile platforms, including iPhone, Android and Blackberry.

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The company continued to install flat-bed seats in premium cabins on its international fleet and now has more than 7,000 new flat-bed seats on 182 aircraft, more than any other U.S. carrier. In addition, Economy Plus is now available on nearly all of United’s mainline fleet.

•	UAL merged its two operating subsidiaries, United and Continental, into a single operating entity, United, on March 31, 2013.

About United

United Airlines and United Express operate an average of 5,446 flights a day to more than 370 airports across six continents. In 2012, United and United Express carried more passenger traffic than any other airline in the world and operated nearly two million flights carrying 140 million customers. United is investing in upgrading its onboard products and now offers more flat-bed seats in its premium cabins and more extra-legroom economy-class seating than any airline in North America. In 2013, United became the first U.S.-based international carrier to offer satellite-based Wi-Fi on long-haul overseas routes. The airline also features DIRECTV® on nearly 200 aircraft, offering customers more live television access than any other airline in the world. United operates nearly 700 mainline aircraft and has made large-scale investments in its fleet. In 2013, United will continue to modernize its fleet by taking delivery of more than two dozen new Boeing aircraft. The company expanded its industry-leading global route network in 2012, launching nine new international and 18 new domestic routes. Business Traveler magazine awarded United Best Airline for North American Travel for 2012, and readers of Global Traveler magazine have voted United’s MileagePlus program the best frequent flyer program for nine consecutive years. United is a founding member of Star Alliance, which provides service to 194 countries via 27 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com or follow United on Twitter and Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

UAL Announces First-Quarter 2013 Results / Page 6

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; the costs associated with security measures and practices; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements, environmental regulations and FAA imposed furloughs on air traffic controllers); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors of our Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC. Consequently, forward-looking statements should not be regarded as representations or warranties by us that such matters will be realized.

-tables attached-

UAL Announces First-Quarter 2013 Results / Page 7

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2013 AND 2012

	Three Months Ended March 31,		% Increase/
(In millions, except per share data)	2013	2012	(Decrease)
Operating revenue:
Passenger:
Mainline	$5,938	$5,954	(0.3)
Regional	1,621	1,554	4.3

Total passenger revenue	7,559	7,508	0.7
Cargo	227	264	(14.0)
Other	935	830	12.7

Total operating revenue	8,721	8,602	1.4

Operating expenses:
Aircraft fuel (A)	3,050	3,229	(5.5)
Salaries and related costs	2,127	1,897	12.1
Regional capacity purchase (B)	588	616	(4.5)
Landing fees and other rent	497	469	6.0
Aircraft maintenance materials and outside repairs	438	407	7.6
Depreciation and amortization	408	380	7.4
Distribution expenses	328	337	(2.7)
Aircraft rent	240	251	(4.4)
Special charges (C)	92	164	NM
Other operating expenses	1,217	1,123	8.4

Total operating expenses	8,985	8,873	1.3

Operating loss	(264)	(271)	(2.6)

Nonoperating income (expense):
Interest expense	(201)	(216)	(6.9)
Interest capitalized	11	8	37.5
Interest income	5	5	—
Miscellaneous, net	23	27	(14.8)

Total nonoperating expense	(162)	(176)	(8.0)

Loss before income taxes	(426)	(447)	(4.7)
Income tax expense (benefit) (D)	(9)	1	NM

Net loss	$(417)	$(448)	(6.9)

Loss per share, basic and diluted	$(1.26)	$(1.36)	(7.4)

Weighted average shares, basic and diluted	332	330	0.6

NM Not meaningful

UAL Announces First-Quarter 2013 Results / Page 8

UNITED CONTINENTAL HOLDINGS, INC.

CONSOLIDATED NOTES (UNAUDITED)

(A)	UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended March 31,		% Increase/
(In millions, except per gallon)	2013	2012	(Decrease)
Mainline fuel expense excluding hedge impacts	$2,461	$2,598	(5.3)

Hedge losses reported in fuel expense (a)	(9)	(31)	NM

Total mainline fuel expense	$2,470	$2,629	(6.0)

Regional fuel expense	580	600	(3.3)

Consolidated fuel expense	3,050	3,229	(5.5)
Settled hedge gains not recorded in fuel expense (b)	17	—	NM

Fuel expense including all gains (losses) from settled hedges (c)	$3,033	$3,229	(6.1)

Mainline fuel consumption (gallons)	748	790	(5.3)
Mainline average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense (cents)	329.0	328.9	0.0
Mainline average aircraft fuel price per gallon (cents)	330.2	332.8	(0.8)
Mainline average aircraft fuel price per gallon including all gains (losses) from settled hedges (cents)	327.9	332.8	(1.5)

Regional fuel consumption (gallons)	176	177	(0.6)
Regional average aircraft fuel price per gallon (cents)	329.5	339.0	(2.8)

Consolidated consumption (gallons)	924	967	(4.4)
Consolidated average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense (cents)	329.1	330.7	(0.5)
Consolidated average aircraft fuel price per gallon (cents)	330.1	333.9	(1.1)
Consolidated average aircraft fuel price per gallon including all gains (losses) from settled hedges (cents)	328.2	333.9	(1.7)

(a)	Includes gains (losses) from settled hedges that were designated for hedge accounting. UAL allocates 100% of hedge accounting gains (losses) to mainline fuel expense.
(b)	Includes ineffectiveness gains (losses) on settled hedges and gains (losses) on settled hedges not designated for hedge accounting. These amounts are recorded in Nonoperating income (expense): Miscellaneous, net.
(c)	This figure does not include mark-to-market (“MTM”) gains. MTM gains were $34 million and $26 million for the three months ended March 31, 2013 and 2012 respectively. The company records MTM gains (losses) to Nonoperating income (expense): Micellaneous, net.

(B)	UAL has contractual relationships with various regional carriers to provide regional aircraft and turboprop service branded as United Express. Under these agreements, UAL pays the regional carriers contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights. These costs include aircraft rent of $162 million for the three months ended March 31, 2013, of which $110 million and $52 million is included in regional capacity purchase expense and aircraft rentals, respectively, in our Statements of Consolidated Operations.

UAL Announces First-Quarter 2013 Results / Page 9

UNITED CONTINENTAL HOLDINGS, INC.

CONSOLIDATED NOTES (UNAUDITED)

(C)	Special charges include the following:

	Three Months Ended March 31,
(In millions)	2013	2012

Merger integration-related costs	$70	$134
Voluntary severance and benefits	14	49
Charges for temporarily grounded 787 aircraft	11	—
Gains on sales of assets and other special items, net	(3)	(19)

Total special charges	92	164

Income tax benefit	—	(2)

Special charges, net of tax	$92	$162

2013 - Special charges

Merger integration-related costs: Merger integration-related costs include compensation costs related to systems integration and training, costs to repaint aircraft and other branding activities, new uniform costs, costs to write-off or accelerate depreciation on systems and facilities that are no longer used or planned to be used for significantly shorter periods, relocation costs for employees and severance primarily associated with administrative headcount reductions.

Voluntary severance and benefits: The company recorded $14 million associated with a voluntary program offered by United under which flight attendants took an unpaid 13-month leave of absence. The flight attendants continue to receive medical benefits and other company benefits while on leave under this program. Approximately 1,300 flight attendants opted to participate in the program.

Charges for temporarily grounded 787 aircraft: The company recorded $11 million associated with the temporary grounding of its Boeing 787 aircraft. The charges are comprised of aircraft depreciation expense and dedicated personnel costs that the company continues to incur while the aircraft are grounded.

Gains on sales of assets and other special items, net: The company recorded a $5 million gain related to a contract termination and $2 million in losses on the sale of assets.

2012 - Special charges

Merger integration-related costs: Merger integration-related costs include compensation costs related to systems integration and training, costs to repaint aircraft and other branding activities, costs to write-off or accelerate depreciation on systems and facilities that are no longer used or planned to be used for significantly shorter periods, relocation costs for employees and severance primarily associated with administrative headcount reductions.

Voluntary severance and benefits: The company recorded $49 million associated with two voluntary employee programs. In one program, approximately 400 mechanics offered to retire early in exchange for a cash severance payment that was based on the number of years of service the employee had accumulated. The other program is a voluntary company-offered leave of absence that approximately 1,800 flight attendants accepted, which allows for continued medical coverage during the leave of absence period.

Gains on sales of assets and other special items, net: The company sold six aircraft and its interest in a crew hotel in Hawaii during the first quarter of 2012. The company also recorded an impairment charge on an intangible asset related to certain take-off and landing slots to reflect the discontinuance of one of the frequencies on an international route. The company also made adjustments to legal reserves.

(D)	We are required to provide a valuation allowance for our deferred tax assets in excess of deferred tax liabilities because UAL concluded that it is more likely than not that such deferred tax assets will ultimately not be realized. As a result, pre-tax losses for the three months ended March 31, 2013, and March 31, 2012, were not tax benefited.

UAL Announces First-Quarter 2013 Results / Page 10

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended March 31,		% Increase/
	2013	2012	(Decrease)
Mainline:
Passengers (thousands)	21,479	21,909	(2.0)
Revenue passenger miles (millions)	40,547	41,191	(1.6)
Available seat miles (millions)	49,820	52,469	(5.0)
Cargo ton miles (millions)	546	632	(13.6)

Passenger load factor:
Mainline	81.4%	78.5%	2.9 pts.
Domestic	84.2%	82.2%	2.0 pts.
International	78.6%	74.9%	3.7 pts.

Passenger revenue per available seat mile (cents)	11.92	11.35	5.0
Average yield per revenue passenger mile (cents)	14.64	14.45	1.3
Average fare per passenger	$276.46	$271.76	1.7

Cost per available seat mile (CASM) (cents):
CASM (a)	14.90	13.81	7.9
CASM, excluding special charges (b)	14.72	13.49	9.1
CASM, excluding special charges and third-party business expenses (b)	14.48	13.37	8.3
CASM, excluding special charges, third-party business expenses and fuel (b)	9.52	8.36	13.9
CASM, holding fuel rate and profit sharing constant, excluding special charges and third- party business expenses (b)	14.52	13.37	8.6
Average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense (cents) (c)	329.0	328.9	0.0
Average aircraft fuel price per gallon (cents) (c)	330.2	332.8	(0.8)
Average aircraft fuel price per gallon including all gains (losses) from settled hedges (cents) (c)	327.9	332.8	(1.5)
Fuel gallons consumed (millions)	748	790	(5.3)

Aircraft in fleet at end of period	703	698	0.7
Average stage length (miles) (d)	1,876	1,868	0.4
Average daily utilization of each aircraft (hours)	9:59	10:25	(4.2)

Regional:
Passengers (thousands)	10,876	10,618	2.4
Revenue passenger miles (millions)	5,997	5,916	1.4
Available seat miles (millions)	7,552	7,875	(4.1)
Passenger load factor	79.4%	75.1%	4.3 pts.
Passenger revenue per available seat mile (cents)	21.46	19.73	8.8
Average yield per revenue passenger mile (cents)	27.03	26.27	2.9
Aircraft in fleet at end of period	558	576	(3.1)
Average stage length (miles) (d)	536	541	(0.9)

UAL Announces First-Quarter 2013 Results / Page 11

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS (Continued)

	Three Months Ended March 31,		% Increase/
	2013	2012	(Decrease)
Consolidated (Mainline and Regional):
Passengers (thousands)	32,355	32,527	(0.5)
Revenue passenger miles (millions)	46,544	47,107	(1.2)
Available seat miles (millions)	57,372	60,344	(4.9)
Passenger load factor	81.1%	78.1%	3.0 pts.

Passenger revenue per available seat mile (cents)	13.18	12.44	5.9
Total revenue per available seat miles (cents)	15.20	14.25	6.7
Average yield per revenue passenger mile (cents)	16.24	15.94	1.9

CASM (a)	15.66	14.70	6.5
CASM, excluding special charges (b)	15.50	14.43	7.4
CASM, excluding special charges and third-party business expenses (b)	15.29	14.32	6.8
CASM, excluding special charges, third-party business expenses and fuel (b)	9.97	8.97	11.1
CASM, holding fuel rate and profit sharing constant, excluding special charges and third-party business expenses (b)	15.35	14.32	7.2

Average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense (cents) (c)	329.1	330.7	(0.5)
Average aircraft fuel price per gallon (cents) (c)	330.1	333.9	(1.1)
Average aircraft fuel price per gallon including all gains (losses) from settled hedges (cents) (c)	328.2	333.9	(1.7)
Fuel gallons consumed (millions)	924	967	(4.4)
Average full-time equivalent employees (thousands)	84.3	83.7	0.7

(a)	Includes impact of special charges (See Note C).
(b)	These financial measures provide management and investors the ability to monitor the company’s performance on a consistent basis.
(c)	Fuel price per gallon includes aircraft fuel and related taxes.
(d)	Average stage length equals the average distance a seat travels adjusted for size of aircraft (available seat miles/seats).

UAL Announces First-Quarter 2013 Results / Page 12

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (“GAAP”) and non-GAAP financial measures including, net income/loss, net earnings/loss per share and CASM, among others. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL also believes that adjusting for special charges is useful to investors because they are non-recurring charges not indicative of UAL’s on-going performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business.

(in millions)	Three Months Ended March 31,		$ Increase/	% Increase/
	2013	2012	(Decrease)	(Decrease)

Operating revenue	$8,721	$8,602	$119	1.4

Operating expenses	$8,985	$8,873	$112	1.3
Less: Special charges (C)	92	164	(72)	NM

Operating expenses, excluding special charges	8,893	8,709	184	2.1
Less: Third-party business expenses	121	65	56	86.2
Less: Fuel expense	3,050	3,229	(179)	(5.5)
Less: Profit sharing programs, including taxes	—	—	—	NM

Operating expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$5,722	$5,415	$307	5.7

Net loss	$(417)	$(448)	$(31)	(6.9)
Less: Special charges, net (C)	92	162	(70)	NM

Net loss, excluding special charges	$(325)	$(286)	$39	13.6

Diluted loss per share	$(1.26)	$(1.36)	$(0.10)	(7.4)
Less: Special charges, net	0.28	0.49	(0.21)	NM

Diluted loss per share, excluding special charges	$(0.98)	$(0.87)	$0.11	12.6

UAL Announces First-Quarter 2013 Results / Page 13

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended March 31,		% Increase/
	2013	2012	(Decrease)
CASM Mainline Operations (cents)

Cost per available seat mile (CASM)	14.90	13.81	7.9
Less: Special charges (C)	0.18	0.32	NM

CASM, excluding special charges	14.72	13.49	9.1
Less: Third-party business expenses	0.24	0.12	100.0

CASM, excluding special charges and third-party business expenses	14.48	13.37	8.3
Less: Fuel expense	4.96	5.01	(1.0)

CASM, excluding special charges, third-party business expenses and fuel	9.52	8.36	13.9
Less: Profit sharing per available seat mile	—	—	NM

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.52	8.36	13.9
Add: Profit sharing held constant at prior year expense per available seat mile	—	—	NM
Add: Current year fuel cost at prior year fuel price per available seat mile	5.00	—	NM
Add: Prior year fuel cost per available seat mile	—	5.01	NM

CASM, holding fuel rate and profit sharing constant and excluding special charges and third-party business expenses	14.52	13.37	8.6

CASM Consolidated Operations (cents)

Cost per available seat mile (CASM)	15.66	14.70	6.5
Less: Special charges (C)	0.16	0.27	NM

CASM, excluding special charges	15.50	14.43	7.4
Less: Third-party business expenses	0.21	0.11	90.9

CASM, excluding special charges and third-party business expenses	15.29	14.32	6.8
Less: Fuel expense	5.32	5.35	(0.6)

CASM, excluding special charges, third-party business expenses and fuel	9.97	8.97	11.1
Less: Profit sharing per available seat mile	—	—	NM

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.97	8.97	11.1
Add: Profit sharing held constant at prior year expense per available seat mile	—	—	NM
Add: Current year fuel cost at prior year fuel price per available seat mile	5.38	—	NM
Add: Prior year fuel cost per available seat mile	—	5.35	NM

CASM, holding fuel rate and profit sharing constant and excluding special charges and third-party business expenses	15.35	14.32	7.2

UAL Announces First-Quarter 2013 Results / Page 14

UNITED CONTINENTAL HOLDINGS, INC.

RETURN ON INVESTED CAPITAL (ROIC)

(in millions)	Twelve Months Ended March 31, 2013
Net Operating Profit After Tax (NOPAT)
Pre-tax income excluding special charges (a)	$548
Add: Interest expense (b)	823
Add: Interest component of capitalized aircraft rent (b)	483
Add: Net interest on pension (b)	161
Less: Adjusted income tax (expense) / benefit	2

NOPAT	$2,017

Effective tax rate	(0.4%)

Invested Capital (five-quarter average)
Total assets	$37,854
Add: Capitalized aircraft rent (@ 7.0x)	6,978
Less: Non-interest bearing liabilities	(19,688)

Average Invested Capital	$25,144

Return on Invested Capital	8.0%

Twelve Months Ended March 31, 2013
(a) Non-GAAP Financial Reconciliation
Loss before income taxes	$(703)
Add: Special charges	1,251

Pre-tax income excluding special charges	$548

(b)	Net of tax shield.

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